Exhibit 2.1

Third Amendment to Agreement and Plan of Merger

This Third Amendment to Agreement and Plan of Merger (the “Amendment”), dated as of August 10, 2026, is made by and between VerifyMe, Inc., a Nevada corporation (“Parent”), VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and Open World Ltd., a Cayman Islands exempted company (the “Company”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party”.

Whereas, the Parties have entered into that certain Agreement and Plan of Merger dated as of February 11, 2026, as amended by that certain First Amendment to Agreement and Plan of Merger dated April 15, 2026, as further amended by that certain Second Amendment to Agreement and Plan of Merger dated June 4, 2026 (collectively, the “Agreement”); and

Whereas, the Parties desire to further amend the Agreement as more fully described herein.

Now, Therefore, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Definitions. Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Agreement.

2.           Amendment to the Agreement. Section 9.01(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“(iii) the Merger shall not have been consummated on or before October 31, 2026 (as such date may be extended by the mutual written consent of Parent and the Company, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;”

3.           Reference to and Effect on the Agreement. Except as specifically modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Agreement to itself shall be deemed references to the Agreement as amended hereby.

4.          Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

5.           Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to the Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction save that, the statutory, fiduciary and other duties of the directors of the Company, the effects of the Merger and the rights set forth in Section 238 of the Companies Act shall in each case be governed by the laws of the Cayman Islands.

6.           Successors and Assigns. This Amendment shall be binding upon the Parties to the Agreement and their respective successors and permitted assigns.

7.           Headings. Headings in this Amendment are included for convenience or reference purposes only and shall not constitute a part of this Amendment for any other purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERIFYME, INC.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	Chief Executive Officer and President

VRME SUBSIDIARY CORP.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	President

OPEN WORLD LTD.

By:	/s/ Matthew Shaw
Name:	Matthew Shaw
Title:	Chief Executive Officer

[Signature Page to Third Amendment to Agreement and Plan of Merger]